Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-214168) of W&T Offshore, Inc.,
(2)	Registration Statement (Form S-8 No. 333-219747) pertaining to the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan, as amended,
(3)	Registration Statement (Form S-8 No. 333-272794) pertaining to W&T Offshore, Inc. 2023 Incentive Compensation Plan, and
(4)	Registration Statement (Form S-3 No. 333-282595) of W&T Offshore, Inc.;

of our report dated March 6, 2024, with respect to the consolidated financial statements of W&T Offshore, Inc. and subsidiaries included in this Annual Report (Form 10-K) of W&T Offshore, Inc., for the year ended December 31, 2025.

/s/ ERNST & YOUNG LLP

Houston, Texas

March 16, 2026